Exhibit 4.11

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BECAUSE THEY BOTH ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

Exclusive Option Agreement

This Exclusive Option Agreement (hereinafter referred to as “this Contract”) is entered into on 25 September 2024 by and among the following parties:

1.	Beijing ZSZQ Network Technology Co., Ltd., a limited liability company legally incorporated and existing under the laws of the People’s Republic of China, with its registered address at Room 3073, 3rd Floor, Building 1, Jianxiyuan Zhongli, Haidian District, Beijing (hereinafter referred to as “Party A”);

2.	Huang Shengjie, a citizen of the People’s Republic of China, with ID number [***];

3.	Chen Li, a citizen of the People’s Republic of China, with ID number [***], Huang Shengjie in accordance with “Party B”）

4.	Wuhan Young Will Ltd., a limited liability company legally incorporated and existing under the laws of the People’s Republic of China, with its registered address at Suite 6, Floor 34, Unit 1, Building 10 (Puti Jin International Financial Center), No. 336 Xudong Avenue, Shuiguohu Subdistrict, Wuchang District, Wuhan (hereinafter referred to as “Party C”).

For the purposes of this Contract, Party A, Party B, and Party C are collectively referred to as the “Parties” and individually as a “Party.”

Whereas:

1.	Party B collectively holds 100% equity interests in Party C, with Huang Shengjie holding 70% and Chen Li holding 30%.

2.	On September 25, 2024, Party A and Party C entered into an Exclusive Technology Development, Consulting, and Services Contract (the “Services Contract”).

3.	On September 25, 2024, Party A, Party B, and Party C entered into an Equity Pledge Contract (the “Equity Pledge Contract”).

4.	Party B and Party C intend to grant Party A and/or one or more persons designated by Party A the exclusive right to purchase all or part of the equity interests and/or assets of Party C at any time, provided it does not contravene the laws of the People’s Republic of China, and Party A intends to accept such authorization.

1

To clarify the rights and obligations of all Parties, this Contract is hereby entered into for mutual compliance.

I.	Equity Purchase and Sale

1.	Grant of Rights

(a)	Party B hereby irrevocably grants Party A the exclusive, unconditional, and non-transferable right (the “Equity Purchase Right”) to purchase all or part of Party B’s equity interests in Party C at any time, in one or more transactions, either by Party A or by one or more persons designated by Party A (the “Equity Designee(s)”), at a price determined in accordance with Section 3 of Article I of this Contract, and in a manner determined solely by Party A, provided this is permitted under the laws of the People’s Republic of China. No third party other than Party A and/or the Equity Designee(s) shall have the right to the Equity Purchase Right or any other rights related to Party C’s equity interests. Party C hereby consents to Party B granting the Equity Purchase Right to Party A.

(b)	Party C hereby irrevocably grants Party A the exclusive, unconditional, and non-transferable right (the “Asset Purchase Right”) to purchase all or part of Party C’s assets at any time, in one or more transactions, either by Party A or by one or more persons designated by Party A (the “Asset Designee(s),” collectively referred to as the “Designees” with the Equity Designees), at a price determined in accordance with Section 4 of Article III of this Contract, and in a manner determined solely by Party A, provided this is permitted under the laws of the People’s Republic of China. No third party other than Party A and/or the Asset Designee(s) shall have the right to the Asset Purchase Right or any other rights related to Party C’s assets. Party B hereby consents to Party C granting the Asset Purchase Right to Party A.

(c)	The term “person,” as used in this clause and throughout this Contract refers to any natural person, corporation, joint venture, partnership, enterprise, trust, or unincorporated organization.

2

2.	Exercise Procedures

The exercise of the Equity Purchase Right by Party A shall be subject to compliance with the laws and regulations of the People’s Republic of China. When exercising the Equity Purchase Right, Party A shall issue a written notice to Party B (the “Equity Purchase Notice”), which shall specify the following:

(a)	Party A’s decision to exercise the Purchase Right;

(b)	The portion of equity interests Party A intends to purchase from Party B (the “Purchased Equity”);

(c)	The purchase date/equity transfer date.

3.	Equity Purchase Price

The total price for Party A (or the Designee(s)) to exercise the Equity Purchase Right and purchase all of the Purchased Equity held by Party B shall be RMB 1.00 (the “Base Purchase Price”), provided that such price does not violate the mandatory provisions of Chinese laws and regulations and is accepted by Party A. If Party A (or the Designee(s)) exercises the Equity Purchase Right to purchase only a portion of the equity interests held by Party B in Party C, the Equity Purchase Price shall be calculated on a proportional basis. If at the time Party A (or the Designee(s)) exercises the Equity Purchase Right, Chinese laws impose any mandatory requirements on the transfer price of the Purchased Equity, resulting in a legally permissible minimum price higher than the Base Purchase Price, the transfer price shall be adjusted to the minimum price permitted by Chinese laws (collectively referred to as the “Equity Purchase Price”). If Party B receives an Equity Purchase Price exceeding One Chinese Yuan (RMB 1.00) for the Purchased Equity it holds, or if Party B receives any form of profit distribution, dividends, or bonuses from Party C, Party B agrees that, to the extent permitted under Chinese laws, Party A shall have the right to claim the excess amount above One Chinese Yuan (RMB 1.00). Party B shall, on its own or by instructing Party C, transfer such excess amount to the bank account designated by Party A at the time.

3

4.	Transfer of Purchased Equity Interests

Each time Party A exercises the Equity Purchase Right:

(a)	Party B shall ensure that Party C promptly convenes a shareholders’ meeting, during which a resolution shall be passed approving the transfer of the Purchased Equity from Party B to Party A and/or the Designee(s);

(b)	Party B shall execute an equity transfer contract with Party A (or, where applicable, the Designee(s)) in accordance with the provisions of this Contract and the Equity Purchase Notice;

(c)	The relevant parties shall sign all other necessary contracts, agreements, or documents, obtain all required government approvals and consents, and take all necessary actions to transfer the valid ownership of the Purchased Equity to Party A and/or the Designee(s) free and clear of any Encumbrances, thereby making Party A and/or the Designee(s) the registered owner(s) of the Purchased Equity.

(d)	For the purpose of this clause and this Contract, “Encumbrances” shall include any security interests, mortgages, third-party rights or interests, options, acquisition rights, preemptive rights, set-off rights, ownership retentions, or other security arrangements. However, for the avoidance of doubt, Encumbrances shall not include any security interests arising under this Contract or the Equity Pledge Contract, whereby Party B pledges all of its equity interests in Party C to Party A to secure Party C’s obligations under the Service Agreement.

II.	Covenants

1.	Party C hereby covenants as follows:

(a)	Without prior written consent from Party A or Party A’s parent company, ZSZQ Limited (“Party A’s Parent Company”), Party C shall not in any form supplement, amend, or modify its constitutional documents, increase or decrease its registered capital, or otherwise alter its capital structure;

(b)	Party C shall maintain its corporate existence and conduct its business and operations prudently and effectively in accordance with sound financial and commercial standards and practices;

(c)	Without prior written consent from Party A or Party A’s Parent Company, Party C shall not, at any time from the date of this Contract, sell, transfer, pledge, or otherwise dispose of any of its assets, business, revenues, or other lawful interests, nor shall it allow any other Encumbrances to be created thereon;

4

(d)	Without prior written consent from Party A or Party A’s Parent Company, Party C shall not incur, assume, guarantee, or permit the existence of any debt except for those debts that have been disclosed to and approved in writing by Party A;

(e)	Party C shall conduct all its business operations in the ordinary course and maintain the value of its assets, refraining from any acts or omissions that may adversely affect its operational status or asset value;

(f)	Without prior written consent from Party A or Party A’s Parent Company, Party C shall not enter into or terminate any material contracts outside the ordinary course of business;

(g)	Without prior written consent from Party A or Party A’s Parent Company, Party C shall not provide loans or credit to any third party;

(h)	Party C shall, upon Party A’s request, provide all information regarding Party C’s operations and financial condition;

(i)	Without prior written consent from Party A or Party A’s Parent Company, Party C shall not merge or consolidate with any third party, acquire any entity, or make investments in any third party;

(j)	Party C shall promptly notify Party A of any actual or potential litigation, arbitration, or administrative proceedings related to its assets, business, or income;

(k)	Party C shall execute all necessary or appropriate documents, take all necessary or appropriate actions, and file all necessary or appropriate claims or defenses to safeguard its ownership of all its assets;

(l)	Without prior written consent from Party A or Party A’s Parent Company, Party C shall not distribute dividends to its shareholders in any form. However, upon Party A’s request, Party C shall promptly distribute all of its distributable profits to its respective shareholders;

(m)	Party C shall, at the request of Party A, appoint any individuals designated by Party A as directors of Party C;

5

(n)	Except as required by mandatory provisions of Chinese law, Party C shall not dissolve or liquidate without prior written consent from Party A; and

(o)	In the event that Party C is dissolved or liquidated in accordance with Chinese law, Party A may exercise its Equity Purchase Rights and assert all contributor rights to Party C, including claiming Party C’s residual assets after the payment of liquidation expenses, employee wages, social insurance, statutory compensation, taxes, and outstanding debts. In the event that Party A does not exercise its Equity Purchase Rights at the relevant time, Party B shall, in compliance with Chinese law, promptly donate the liquidation proceeds of Party C to Party A or any person designated by Party A.

2.	Party B covenants that:

(a)	Without prior written consent from Party A, Party B shall not pass any resolutions or take any actions that would cause Party A to violate the provisions set forth in Clause 2.1 of this Contract;

(b)	If and when Chinese law permits foreign investors to hold controlling or sole ownership in the primary business of Party C and the relevant Chinese authorities begin approving such business activities, Party B shall immediately transfer its equity in Party C to Party A or the designated person upon Party A’s exercise of its equity purchase rights;

(c)	Without prior written consent from Party A or Party A’s Parent Company, Party B shall not, at any time from the date of this Contract, sell, transfer, pledge, or otherwise dispose of any interest in its equity in Party C, nor shall it allow any other security interests to be created over such equity, except for the pledge created pursuant to the Equity Pledge Contract over Party B’s equity in Party C;

(d)	Party B shall not request Party C to distribute dividends or profits in any form related to Party B’s equity in Party C. Party B shall not propose shareholder resolutions concerning such distributions nor vote in favor of any such resolutions. In any event, if Party B receives any revenue, profit distribution, or dividend from Party C, Party B shall, to the extent permitted by the laws of the People’s Republic of China, immediately pay or transfer to Party A or a person designated by Party A, for the benefit of Party C, such profit, profit distribution or dividend as part of the Service Fee payable by Party C to Party A under the Service Agreement;

6

(e)	Without prior written consent from Party A or Party A’s Parent Company, Party B shall not urge Party C’s shareholders’ meeting to approve the sale, transfer, pledge, or other disposition of any interest in Party C’s equity, nor shall it allow any other security interests to be created over such equity, except for the pledge created under the Equity Pledge Agreement over Party B’s equity in Party C;

(f)	Without prior written consent from Party A or Party A’s Parent Company, Party B shall not urge Party C’s shareholders’ meeting to approve any merger or joint venture with any person, nor shall Party B cause Party C to acquire or invest in any person;

(g)	Party B shall promptly notify Party A of any litigation, arbitration, or administrative proceedings that have occurred or may occur regarding Party B’s equity in Party C;

(h)	Party B shall urge Party C’s shareholders’ meeting to vote in favor of the transfer of the equity to be purchased as stipulated in this Contract;

(i)	In order to maintain its ownership of equity in Party C, Party B shall sign all necessary or appropriate documents, take all necessary or appropriate actions, and/or initiate any necessary or appropriate legal claims or defenses;

(j)	Upon Party A’s request, Party B shall appoint any person designated by Party A to serve as a director of Party C;

(k)	Upon Party A’s request, Party B shall unconditionally and immediately transfer its equity in Party C to Party A or Party A’s designated representative and waive its right of first refusal regarding the transfer of such equity to other shareholders;

(l)	Party B shall strictly comply with the provisions of this Contract and any other agreements or contracts entered into jointly or separately by Party A, Party A’s Parent Company, Party B, and Party C, and shall duly perform the obligations under such agreements or contracts, refraining from any actions or omissions that may affect the validity and enforceability of such agreements; and

(m)	Party B irrevocably undertakes that each of the parties in Party B is jointly and severally liable for the obligations hereunder.

7

III.	Asset Purchase Right

1.	Definition

“Assets” refer to all assets of Party C, including but not limited to fixed assets, current assets, intellectual property, and related rights, and the interests under all contracts signed by Party C. The aforementioned intellectual property and related rights include patents, patent applications, trademarks, trademark applications, trade names, copyrights, trade secrets, inventions, technical secrets, designs, slogans, symbols, website designs, layout designs, domain names, and other rights that Party C currently holds or will create and own in the future.

2.	Grant of Rights

Subject to the laws of the People’s Republic of China, Party B, and Party C hereby irrevocably and exclusively grant to Party A, without any additional conditions, an exclusive right to purchase or to have a designated person purchase from Party C all or part of the assets held by Party C at any time, in accordance with the exercise procedures as determined by Party A in its sole discretion and at the price stated in Section 4 of Article III of this Contract (the “Asset Purchase Right”). Party B unanimously agrees that Party C grants the Asset Purchase Right to Party A.

3.	Exercise Procedures

(a)	The exercise of Party A’s Asset Purchase Right is subject to compliance with the laws and regulations of the People’s Republic of China. When Party A exercises its Asset Purchase Right, Party A shall send a written notice to Party B (the “Asset Purchase Notice”), which should specify the following:

(i)	Party A’s decision to exercise the Asset Purchase Right;

(ii)	The assets Party A intends to purchase from Party B (the “Purchased Assets”);

(iii)	The purchase date.

8

(b)	After the Asset Purchase Notice is issued, each time Party A exercises the Asset Purchase Right, Party C shall ensure the following actions are performed, and Party B shall urge Party C’s compliance with these actions:

(i)	Sign the asset transfer agreement for the Purchased Assets in accordance with this contract and the specific provisions of each Asset Purchase Notice; and

(ii)	Sign all other necessary contracts, agreements, or documents, obtain all required government approvals and consents, and take all necessary actions to transfer the valid ownership of the Purchased Assets to Party A and/or its designated Party, free of any encumbrances, and complete the registration and filing procedures required by Chinese laws and regulations for the transfer of intellectual property and related rights, ensuring that Party A and/or its designated Party become the registered owners of the Purchased Assets.

4.	Asset Purchase Price

Unless otherwise stipulated by law, the purchase price of the Purchased Assets (the “Asset Purchase Price”) shall be One Chinese Yuan (RMB 1.00) or the minimum price permitted by Chinese laws and regulations. If the minimum price allowed by Chinese laws at the time is higher than the aforementioned Asset Purchase Price, the legally permitted minimum price shall apply. Party C hereby waives its right to receive any proceeds above One Chinese Yuan (RMB 1.00). If Party C receives an Asset Purchase Price higher than RMB 1.00 for the Purchased Assets it holds, Party C agrees that provided it does not violate Chinese law, Party A shall be entitled to receive the portion of the proceeds exceeding One Chinese Yuan (RMB 1.00). Party C shall pay such portion of the proceeds to the bank account designated by Party A.

IV.	Representations and Warranties of Party B and Party C

Party B and Party C hereby respectively represent and warrant to Party A on the date of this Contract and on each Transfer Date as follows:

1.	Party B and Party C shall have the power and right to enter into and deliver this Contract and any Equity Transfer Contract and Asset Transfer Contract to which they are a party for each transfer of the purchased equity and the purchased assets hereunder (each, a “Transfer Contract”) and to perform their obligations hereunder and under any Transfer Contract. This Contract and each Transfer Agreement, upon execution, constitute their legal, valid, and binding obligations, enforceable in accordance with the terms of this Contract or the respective Transfer Agreement;

9

2.	Neither the execution and delivery of this Contract or any Transfer Agreement, nor the performance of their obligations under this Contract or any Transfer Agreement, will:

(a)	Result in a violation of any applicable Chinese law;

(b)	Conflict with Party C’s articles of association or any other organizational documents;

(c)	Result in a violation of any contract or document to which they are a party or by which they are bound, or constitute a breach of any contract or document to which they are a party or by which they are bound;

(d)	Result in a breach of any conditions to the grant and/or continuance in force of any license or approval issued to such Parties; or

(e)	Lead to the suspension, revocation, or imposition of additional conditions on any license or approval issued to them.

3.	Party B legally and effectively owns the equity that it holds in Party C. Party B has not created any encumbrance or security interest on the equity mentioned above, except for the pledge established on Party B’s shares pursuant to the Share Pledge Contract.

4.	Party C has no outstanding debts, except for:

(a)	Debts incurred in the normal course of its business; and

(b)	Debts disclosed to Party A and approved by Party A in writing.

5.	Party C complies with all applicable laws and regulations;

6.	There are no ongoing, pending, or potential lawsuits, arbitrations, or administrative proceedings related to Party C’s shares, assets, or any other matter related to Party C.

V.	Effective Date and Term

This Contract shall become effective on the date it is signed by all Parties. This Contract will terminate once all shares in Party C held by Party B have been legally transferred to Party A and/or other persons designated by Party A in accordance with the terms of this Contract.

10

VI.	Applicable Laws and Dispute Resolution

1.	Applicable Laws

The formation, validity, interpretation, and performance of this Contract, as well as the resolution of any disputes under this Contract, shall be governed by the laws of the People’s Republic of China.

2.	Dispute Resolution

Any dispute arising from the interpretation and performance of this Contract shall first be resolved through amicable negotiation between the parties. If the dispute is not resolved within thirty (30) days after one Party sends a written notice requesting negotiation, any party may submit the dispute to the Wuhan Arbitration Commission, which will resolve the dispute according to its then-effective arbitration rules. The arbitration shall take place in Wuhan. The arbitral award shall be final and binding on all parties.

VII.	Taxes and Expenses

Each Party shall bear any and all taxes and expenses incurred by or imposed on them in accordance with Chinese law as a result of the preparation and execution of this contract and each transfer contract, as well as the completion of the transactions contemplated under this contract and each transfer contract.

VIII.	Notices

Unless a written notice of change of address is provided, any notice under this contract shall be delivered to the following addresses by either delivery in person or registered mail. If the notice is sent by registered mail, the delivery date shall be deemed to be the date recorded on the receipt of the registered mail. If the notice is delivered in person, the delivery date shall be the date of delivery.

Party A: Beijing ZSZQ Network Technology Co., Ltd.

Address: Young Will, 34th Floor, Shanhe Building, Wuchang District, Wuhan City

Tel:

Recipient:

11

Party B: Huang Shengjie

Address: [***]

Tel:

Recipient:

Party B: Chen Li

Address: [***]

Tel:

Recipient:

Party C: Wuhan Young Will Ltd.

Address: Young Will, 34th Floor, Shanhe Building, Wuchang District, Wuhan City

Tel:

Recipient:

IX.	Confidentiality

1.	All parties acknowledge and confirm that any oral or written materials exchanged in connection with this contract constitute confidential information. Each Party shall keep all such information confidential and shall not disclose any such information to any third party without the prior written consent of the other Party, except in the following circumstances:

(a)	Information that is or will become publicly available (but not as a result of unauthorized disclosure by the receiving Party);

(b)	Information required to be disclosed by applicable laws or regulations; or

(c)	Information disclosed to a party’s legal or financial advisors in connection with the transactions contemplated by this Contract provided that such advisors are bound by confidentiality obligations similar to those set forth herein.

2.	Any unauthorized disclosure by the staff or engaged institutions of a party shall be deemed as disclosure by that Party, and the breaching Party shall bear liability for breach of contract accordingly. This confidentiality clause shall remain in effect regardless of the termination of this contract for any reason.

12

X.	Further Warranties

The Parties agree to promptly execute such documents as may be reasonably necessary or advantageous to implement the provisions and purposes of this Contract and to take such further action as may be reasonably necessary or advantageous to carry out the provisions and purposes of this Contract.

XI.	Termination, Breach of Contract, and Indemnification

1.	If any party (the “Defaulting Party”) breaches any obligations stipulated in this contract, the other Party or parties (the “Non-defaulting Party”) may issue a written notice to the Defaulting Party, requiring it to rectify its breach. The Defaulting Party shall cease the breach and compensate the Non-defaulting Party for all losses incurred within thirty (30) days of receiving such notice; if the Defaulting Party fails to rectify its breach within thirty (30) days, the Non-defaulting Party shall have the right to unilaterally terminate this contract and claim compensation for all losses incurred.

2.	The forbearance, indulgence, or delay by the Non-Defaulting Party in exercising any of its rights under the law or this Contract in relation to any breach by the Defaulting Party shall not be construed as a waiver of such rights by the Non-Defaulting Party.

3.	In the event that Party B or Party C breaches any statutory or agreed warranties, representations, or other undertakings under this Contract, or if any disputes or claims are brought by third parties regarding the Purchased Equity prior to its transfer, resulting in Party A, its senior officers, managers, directors, shareholders, members, representatives, agents, or employees (the “Indemnified Persons”) incurring any and all claims, damages, liabilities, costs, and expenses, including but not limited to reasonable attorneys’ fees, in any litigation or legal proceedings between the indemnifying Party and the Indemnified Persons or between the Indemnified Persons and any third party, unless such liabilities arise from intentional misconduct or gross negligence by the Indemnified Persons, Party B, and Party C shall indemnify, defend, and hold Party A harmless from such liabilities.

13

XII.	Other

1.	Any amendments, modifications, or supplements to this Contract must be made in writing and shall become effective only after being signed and sealed by all Parties.

2.	All Parties shall comply with, and ensure that their operations fully comply with, all laws and regulations that have been formally promulgated and are publicly available in China.

3.	This Contract constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior oral or written negotiations, representations, and agreements related to the subject matter of this Contract, except for any written amendments, supplements, or modifications made after the signing of this Contract.

4.	The headings in this Contract are provided for convenience only and shall not be used to interpret, explain, or otherwise affect the meaning of any provisions in this Contract.

5.	This Contract is written in Chinese. Originals may be produced in one or more counterparts as necessary, and each counterpart shall have the same legal effect.

6.	If any provision of this Contract is determined to be invalid, illegal, or unenforceable under any law or regulation, the validity, legality, or enforceability of the remaining provisions shall not in any way be affected or impaired. The Parties shall seek to replace invalid, illegal, or unenforceable provisions with effective provisions, negotiated in good faith, that produce economic effects that are as close as possible to those produced by invalid, illegal, or unenforceable provisions.

7.	This Contract shall be binding upon and inure to the benefit of the successors and permitted assignees of each Party.

8.	Survival

(a)	Any obligations arising under this Contract that remain outstanding or due prior to the expiration or early termination of this Contract shall survive such expiration or termination.

(b)	The provisions of Articles VI, IX, XI, and Section 8 of Article XII shall survive the termination of this Contract.

9.	Any Party may waive any terms or conditions of this Contract, but such waiver shall only be effective if made in writing and signed by all Parties. A waiver by one Party of a breach by another Party in any specific instance shall not be construed as a waiver of any similar breach by that Party in other circumstances.

[No text below]

14

This page has no text and is the signature page of the Contract.

Beijing ZSZQ Network Technology Co., Ltd. (Stamp)

Signature:	/s/ Huang Shengjie
Name:	Huang Shengjie
Title:	Legal Representative

Exclusive Option Agreement Signature Page

This page has no text and is the signature page of the Contract.

Chen Li

Signature:	/s/ Chen Li

Exclusive Option Agreement Signature Page

This page has no text and is the signature page of the Contract.

Huang Shengjie

Signature:	/s/ Huang Shengjie

Wuhan Young Will Ltd. (Stamp)

Signature:	/s/ Huang Shengjie
Name:	Huang Shengjie
Title:	Legal Representative

Exclusive Option Agreement Signature Page